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                                                                     Exhibit 8.1


                                October 25, 2001

Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA  92121-1199

Gentlemen/Ladies:

                  This opinion is being delivered to you in connection with the proposed merger of T T Acquisition Corp. ("Merger Sub"), a Virginia corporation and wholly owned subsidiary of The Titan Corporation ("Parent"), a Delaware corporation, with and into BTG, Inc. (the "Company"), a Virginia corporation, with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of September 19, 2001, by and among Parent, Merger Sub and the Company.

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement"); (3) factual representations and certifications made to us by Parent; (4) factual representations and certifications made to us by the Company; and (5) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received

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The Titan Corporation
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October 25, 2001

by the Company from Venable, Baetjer and Howard, LLP, with respect to the tax consequences of the proposed transaction (the "Venable Opinion").1/


                            THE PROPOSED TRANSACTION

                  Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Sub and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  Parent is a diversified technology company that creates, builds and launches technology-based businesses. Merger Sub was organized solely for the purpose of accomplishing the merger described below. The Company is an information systems and technical services company providing complete solutions to a broad range of the complex needs of the United States government and its agencies and departments and other commercial and state and local government customers.

                  For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the Commonwealth of Virginia, Merger Sub will merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Virginia corporate law.

                  By virtue of the Merger, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, if any, will be converted into (A) that number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by 0.81, plus (B) cash in the amount of the Exchange Ratio multiplied by 0.19 multiplied by the Average Parent Trading Price, plus (C) any cash in lieu of fractional shares of Parent Common Stock (collectively, the "Merger Consideration"). In the event that the value of the cash and any

---------------------
1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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The Titan Corporation
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October 25, 2001

consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock pursuant to the Agreement exceeds 20 percent of the total value of the Merger Consideration plus any other consideration received or deemed to be received from Parent by holders of Company Common Stock, then the sum of (x) the amount of cash payable pursuant to clauses (B) and (C) above and (y) the value of any other consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock will be reduced to an amount equal to 19 percent of the Value of the Merger Consideration and the number of whole shares of Parent Common Stock issuable pursuant to clause (A), above, will be increased to an amount having a value equal to 81 percent of the Value of the Merger Consideration. Fractional shares of Parent Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof in an amount determined by multiplying (i) the closing sales price of one share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the Closing Date by (ii) the fractional share to which such holder would otherwise be entitled.


                         ASSUMPTIONS AND REPRESENTATIONS

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

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The Titan Corporation
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October 25, 2001

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

                  5. The Venable Opinion has been concurrently delivered and not withdrawn.


                    OPINION - FEDERAL INCOME TAX CONSEQUENCES

                  Based upon and subject to the assumptions and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger is included in the Registration Statement under the caption "The Merger - Federal Income Tax Consequences" and we hereby confirm our opinion as set forth therein.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no

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The Titan Corporation
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October 25, 2001

assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

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The Titan Corporation
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October 25, 2001

                  This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the sections of the Registration Statement captioned "The Merger - Material Federal Income Tax Consequences" and "Legal Matters." In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                       Sincerely yours,

                                       /s/ Hogan & Hartson L.L.P.

                                       HOGAN & HARTSON L.L.P.